Exhibit 10.32

EMPLOYMENT AGREEMENT

ASPREVA PHARMACEUTICALS CORPORATION
1203- 4464 Markham St. Victoria BC. V8Z 7X8

PRIVATE AND CONFIDENTIAL

6, January, 2007

Dr Usman Azam
3622 Green ridge Road
Furlong, Pennsylvania, 18925, USA

Dear Oz,

Re:	Terms of Employment with ASPREVA PHARMACEUTICALS CORPORATION (the “Corporation”)

This Agreement confirms the terms and conditions of your employment by the Corporation and will constitute your employment agreement. Those terms and conditions are set out below:

1.
Position and Duties. You will be employed by and will serve the Corporation as its Executive Vice-President and Chief Medical Officer. You will report directly to the Chief Executive Officer or subsequent designate. Your duties and functions are outlined in the attached position description (HR307 - Exhibit B) and as they pertain to the Corporation and any of its subsidiaries. These duties and functions may be varied or added to from time to time by the CEO, at their discretion, exercised reasonably. These duties and functions will be conducted in accordance with and adhering to all corporate policies and procedures.

2.
Term. The terms and conditions of this Agreement shall have effect on or before Monday 19th February, 2007 (the “Effective Date”) (tentatively January, 22, 2007, and your employment as Executive Vice-President and Chief Medical Officer of the Corporation shall continue until terminated as provided in this Agreement. It is expected that a minimum two year period will be completed based in Victoria B.C.

(i)
There will be a transition period of up to four months from the date employment commences for you to relocate to Victoria, having secured appropriate immigration clearances; at which time the two year period will commence.

(ii)
Three months prior to completing this two year period based from Aspreva’s Victoria office, we will discuss your interest in relocating to Victoria on a permanent basis; utilizing any unused funds within your relocation allowance - as per Section 10.

(iii)
Should you prefer to relocate back to New Jersey, we will discuss the possibility of you performing the CMO role in the USA and if acceptable to Aspreva, we will support the relocation of you and your family back to New Jersey; utilizing any unused funds within your relocation allowance - as per Section 10.

(iv)	Should you prefer to relocate back to New Jersey, and Aspreva concludes the CMO role cannot be performed outside of Victoria then:

(a)	Aspreva will relocate you and your family back to New Jersey utilizing any unused funds within your relocation allowance - as per Section 10.

(b)
Additionally, Aspreva would also provide you severance compensation of up to six months base salary as referred to in Section 3 (Base Salary) and as adjusted from time to time in accordance with Section 4 (Annual Review); this payment would supersede any claim under section 14 (Termination without Cause), would be seen as full and final settlement. Furthermore payments would cease if you commenced employment with another employer.

(c)
Your stock options would continue to vest in accordance with Aspreva’s Stock Option Plan guidelines, subject to you agreeing to provide reasonable consulting services to Aspreva during the remaining vesting period and that such consulting did not cause a conflict of interest as per sections 19 (Disclosure of Conflicts of Interest) and section 20 (Avoidance of Conflicts of Interest).

3.
Base Salary. The Corporation shall pay you a base salary at the rate of $350,000 USD to be converted to Canadian dollars on transition per year (the “Base Salary”), payable semi-monthly, subject to the withholding of all applicable statutory deductions from such Base Salary in respect of the Base Salary and including any taxable benefits received under this Agreement or in respect of your employment.

4.
Annual Review. The compensation committee (the “Compensation Committee”) established by the Board of Directors (the “Board”) of the Corporation for the purposes of this Agreement shall review your Base Salary annually. This review shall not result in a decrease of your Base Salary nor shall it necessarily result in an increase in your Base Salary and any increase shall be in the discretion of the Board.

5.	Performance Bonus.

(a)
The Corporation shall review the performance of your duties and functions under this Agreement annually and shall pay you a cash bonus of up to 35% of annual salary based on achieving certain objectives determined by senior management in its sole discretion (weighted 60% personal and 40% corporate) determines that the Corporation and the employee has met its short-term and long-term business performance objectives (together, the “Objectives”), which Objectives will be established from time to time by the Senior Management in consultation with you.

Sign-on Bonus: $150,000 (USD) gross sign on bonus, to be paid on first pay period one month after commencing employment with Aspreva. Should the employee terminate employment, Aspreva Pharmaceuticals reserves the right to ask for reimbursement of the sign-on bonus under the following terms - within 12 months 100%, under 24 months 50%, under 36 months 25%.

6.	Benefits.

(a)
The Corporation will arrange for you to have health, medical, dental, and such other benefits as made available by the Company from time to time. You may be required to provide information and undergo reasonable assessments of the insurers in order to determine your eligibility for benefits coverage. Please note that coverage under any benefit plan in effect from time to time is subject to availability and other requirements of the applicable insurer.

(b)
We are pleased to offer you up to $3,000 CDN: $2,000 in first year and $1000 in the second year to support the advice for and preparation of American and Canadian personal income tax returns. Expenses are reimbursed through receipts. Expenses are reimbursed through receipts. This is a taxable benefit to you as the employee.

7.
Vacation. During your employment with the Corporation under this Agreement, you will be entitled to an annual paid vacation as determined by the Corporation from time to time, not less than 20 days per annum. The Corporation reserves the right, acting reasonably, to request that vacations be scheduled so as not to conflict with critical business operations.

8.
Reimbursement for Expenses. During your employment under this Agreement, the Corporation shall promptly reimburse you for reasonable travelling and other expenses actually and properly incurred by you in connection with the performance of your duties and functions, such reimbursement to be made in accordance with, and subject to, the policies of the Corporation from time to time. For all such expenses you will be required to keep proper accounts and to furnish statements, vouchers, invoices and/or other supporting documents to the Corporation within 30 days after the date the expenses are incurred.

9. Stock Options.

You will be eligible to receive 225,000 stock options (the “Options”). No Options shall vest during the first year following your start date and up to 12 months following the Grant Date, which ever comes first, as defined in the option agreement (the “Option Agreement”) between you and the Corporation. Thereafter, 1/36th of the Options will vest at the end of each month for the next 36 months. Thus, all of the Options will vest and become exercisable over a four (4) year period. The Options will cease to vest on the following occurrences:

(a)	on the date you provide the Corporation with written notice of your decision to resign your employment pursuant to Section 13 (Termination by Employee);

(b)	on the date the Corporation provides you with written notice of its decision to terminate your employment pursuant to Section 14 (Termination without Cause);

(c)	on the date the Corporation terminates your employment pursuant to Section 15 (Termination for Cause); or

(d)	otherwise on the date this Agreement is terminated or deemed terminated.

For greater certainty; neither the period of notice nor any payment in lieu thereof will be considered as extending the period of your employment with respect to the vesting or exercise of the options granted in this Section 9.

The terms and conditions relating to the Options will be subject to the Option Agreement as well as the Aspreva 2002 Incentive Stock Option Plan, as amended (the “Plan”). If there is any conflict between the terms of this Agreement and the Plan, the terms of the Plan will govern. If there is any conflict between the terms of this Agreement and the Option Agreement, the terms of this Agreement will govern to the extent of the conflict.

10.	Relocation Allowance. You are eligible to a $90,000 (USD) capped allowance to be used towards:

a)	one trip for family to identify housing

b)	temporary housing

c)	moving household expenses

This includes the cost of Aspreva contributing to rental of a temporary residence in Victoria of up to $2,000 USD per month for a period of up to two years.

Expenses will be reimbursed with receipts.

Subject to Termination by Employee (Section 13), the Relocation allowance shall repayable by you to the Corporation in accordance with the following schedule:

Years of Employment         Repayment of Relocation Allowance

0-1 year    Full repayment of Relocation Allowance

1-2 years    2/3 of Relocation Allowance

2-3 years    1/3 of Relocation Allowance

after 3 years          Nil

Please note for 10a, if you wish to have the company coordinate an economy class return trip for you, your spouse & dependants to assist with establishing residence in Victoria as part of your relocation allowance, please contact Human Resources.

11.
No Other Compensation or Benefits. You expressly acknowledge and agree that unless otherwise expressly agreed in writing by the Corporation subsequent to execution of this Agreement by the parties hereto, you shall not be entitled by reason of your employment by the Corporation or by reason of any termination of such employment, to any remuneration, compensation or benefits other than as expressly set forth in this Agreement.

12.	Service to Employer. During your employment under this Agreement you will:

(a)
well and faithfully serve the Corporation, at all times act in, and promote, the best interests of the Corporation, and devote substantially the whole of your working time, attention and energies to the business and affairs of the Corporation;

(b)	comply with all rules, regulations, policies and procedures of the Corporation; and

(c)
not, without the prior approval of the Board, carry on or engage in any other business or occupation or become a director, officer, employee or agent of or hold any position or office with any other corporation, firm or person, except as a volunteer for a non-profit organization, for personal investments or a personal holding company, which may include members of your family as shareholders.

13.	Termination By Employee

(a)
You may resign as Executive Vice-President and Chief Medical Officer with 2 months prior written notice of the effective date of your resignation. On the giving of any such notice, the Corporation shall have the right to elect, in lieu of the notice period, to pay you a lump sum equal to 2 months’ Base Salary, as referred to in Section 3 (Base Salary) and as adjusted from time to time in accordance with Section 4 (Annual Review), plus other sums owed for arrears of salary, vacation pay and, if granted pursuant to Section 5 (Performance Bonus), bonus.

(b)
If the Corporation elects to pay you such lump sum in lieu of the 2 months’ notice period, the Corporation shall, subject to the terms and conditions of any benefit plans in effect from time to time, maintain the benefits and payments set out in Section 6 (Benefits) of this Agreement for 2 months after the date of your notice, but in all other respects your resignation and the termination of your employment will be effective immediately upon your receipt of the lump sum.

14.	Termination by the Corporation Without Cause.

(a)
The Corporation may terminate your employment as Executive Vice-President and Chief Medical Officer and require that you resign at any time without Cause (as defined below) by giving you written notice of the effective date of such termination and in all respects, except as set out below, your resignation and the termination of your employment will be effective immediately.

(b)
If your employment is terminated by the Corporation pursuant to this Section, unless otherwise determined by the Board, the Corporation shall pay to you as a lump sum the number of months of Base Salary, as referred to in Section 3 (Base Salary) and as adjusted from time to time in accordance with Section 4 (Annual Review) set out in the table below depending upon the year of employment in which you are terminated, plus such other sums owed for arrears of salary, vacation pay and, if granted pursuant to Section 5 (Performance Bonus), bonus:

Year of Employment	Lump Sum Payment of Base Salary (as adjusted)
1 - 2	6 months
after 2	12 months

(c)
To the extent permitted by law and subject to the terms and conditions of any benefit plans in effect from time to time, the Corporation shall maintain the benefits and payments set out in Section 6 (Benefits) of this Agreement (the “Maintenance Payments”) during the full notice period as defined by 13. (b).

(d)
If you obtain a new source of remuneration for personal services, whether through an office, new employment, a contract for you to provide consulting or other personal services, or any position analogous to any of the foregoing, the Maintenance Payments shall terminate forthwith on the date of commencement of such office, employment, contract or position.

(e)	The payments of Base Salary and benefits set out in this Section 14 shall be in lieu of any applicable notice period.

15.
Termination by the Corporation for Cause. Notwithstanding Section 13 (Termination by Employee), Section 14 (Termination by the Corporation Without Cause), the Corporation may terminate your employment as Executive Vice-President and Chief Medical Officer for Cause at any time without any notice or severance. In this Agreement, “Cause” shall include, but not be limited to, the following:

(a)
the commission of theft, embezzlement, fraud, obtaining funds or property under false pretences or similar acts of misconduct with respect to the property of the Corporation or its employees or the Corporation’s customers or suppliers;

(b)	your entering of a guilty plea or conviction for any crime involving fraud, misrepresentation or breach of trust, or for any serious criminal offence that impacts adversely on the Corporation; or

(c)	persistent unsatisfactory performance of your job duties after written notice from the company and a reasonable opportunity to cure, if possible;

(d)	intentional damage to any property of the Corporation;

(e)	any other matter constituting just cause at common law.

any of which shall entitle the Corporation to terminate your employment under this Section 15.

16.
Termination Following Change in Control. Concurrently with execution and delivery of this Agreement, you and the Corporation shall enter into a “Change of Control Agreement” in the form attached hereto as Schedule B setting out the compensation provisions to be applicable in the event of the termination of your employment as Executive Vice-President and Chief Medical Officer of the Corporation in certain circumstances following a “Change in Control” of the Corporation (as defined in the Change of Control Agreement).

17.
No Additional Compensation upon Termination. It is agreed that neither you nor the Corporation shall, as a result of the termination of your employment, be entitled to any notice, fee, salary, bonus, severance or other payments, benefits or damages arising by virtue of, or in any way relating to, your employment or any other relationship with the Corporation (including termination of such employment or relationship) in excess of what is specified or provided for in Section 13 (Termination by Employee), Section 14 (Termination by the Corporation Without Cause), Section 15 (Termination by the Corporation for Cause), Payment of any amount whatsoever pursuant to Section 13 (Termination by Employee), Section 14 (Termination by the Corporation Without Cause), Section 15 (Termination by the Corporation for Cause), Section 16 (Termination Following Change in Control)shall be subject to the withholding of all applicable statutory deductions by the Corporation.

18.
Confidentiality and Assignment of Inventions. Concurrently with execution and delivery of this Agreement and in consideration of your employment by the Corporation, you and the Corporation will enter into a “Confidentiality Agreement and Assignment of Inventions” in the form attached hereto as Schedule A.

19.	Disclosure of Conflicts of Interest. During your employment with the Corporation, you will promptly, fully and frankly disclose to the Corporation in writing:

(a)
the nature and extent of any interest you or your Associates (as hereinafter defined) have or may have, directly or indirectly, in any contract or transaction or proposed contract or transaction of or with the Corporation or any subsidiary or affiliate of the Corporation;

(b)
every office you may hold or acquire, and every property you or your Associates may possess or acquire, whereby directly or indirectly a duty or interest might be created in conflict with the interests of the Corporation or your duties and obligations under this Agreement; and

(c)	the nature and extent of any conflict referred to in subsection (b) above.

In this Agreement the expression “Associate” shall include all those persons and entities that are included within the definition or meaning of “associate” as set forth in Section 1(1) of the Company Act (British Columbia), as amended, or any successor legislation of similar force and effect, and shall also include your spouse, children, parents, brothers and sisters.

20.
Avoidance of Conflicts of Interest. You acknowledge that it is the policy of the Corporation that all interests and conflicts of the sort described in Section 19 (Disclosure of Conflicts of Interest) be avoided, and you agree to comply with all policies and directives of the Board from time to time regulating, restricting or prohibiting circumstances giving rise to interests or conflicts of the sort described in Section 19 (Disclosure of Conflicts of Interest). During your employment with the Corporation, without Board approval, in its sole discretion, you shall not enter into any agreement, arrangement or understanding with any other person or entity that would in any way conflict or interfere with this Agreement or your duties or obligations under this Agreement or that would otherwise prevent you from performing your obligations hereunder, and you represent and warrant that you or your Associates have not entered into any such agreement, arrangement or understanding.

21.
Compliance with Insider Trading Guidelines and Restrictions. As a result of your position as Executive Vice-President and Chief Medical Officer, you are subject to insider trading regulations and restrictions and are required to file insider reports disclosing the grant of any options as well as the purchase and sale of any shares in the capital of the Corporation. The Corporation may from time to time publish trading guidelines and restrictions for its employees, officers and directors as are considered by the Board, in its discretion, prudent and necessary for a publicly listed company. It is a term of your employment as a senior officer of the Corporation that you comply with such guidelines and restrictions.

22.
Directors’ & Officers’ Liability Insurance. The Corporation shall use commercially reasonable efforts to provide you with directors’ and officers’ liability insurance under the policies for such insurance arranged by the Corporation from time to time upon such terms and in such amounts as the Board may reasonably determine in its discretion.

23.
Remedies. You acknowledge and agree that any breach or threatened breach of any of the provisions of Section 12 (Service to Employer), Section 17 (Confidentiality and Assignment of Inventions), Section 19 (Disclosure of Conflicts of Interest) or Section 20 (Avoidance of Conflicts of Interest) could cause irreparable damage to the Corporation or its partners, subsidiaries or affiliates, that such harm could not be adequately compensated by the Corporation’s recovery of monetary damages, and that in the event of a breach or threatened breach thereof, the Corporation shall have the right to seek an injunction, specific performance or other equitable relief as well as any equitable accounting of all your profits or benefits arising out of any such breach. It is further acknowledged and agreed that the remedies of the Corporation specified in this Section 23 are in addition to and not in substitution for any rights or remedies of the Corporation at law or in equity and that all such rights and remedies are cumulative and not alternative and that the Corporation may have recourse to any one or more of its available rights or remedies as it shall see fit.

24.
Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Corporation and its successors and assigns. Your rights and obligations contained in this Agreement are personal and such rights, benefits and obligations shall not be voluntarily or involuntarily assigned, alienated or transferred, whether by operation of law or otherwise, without the prior written consent of the Corporation. This Agreement shall otherwise be binding upon and inure to the benefit of your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assigns.

25.
Agreement Confidential. Both parties shall keep the terms and conditions of this Agreement confidential except as may be required to enforce any provision of this Agreement or as may otherwise be required by any law, regulation or other regulatory requirement.

26.
Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and applicable laws of Canada and the parties hereto attorn to the exclusive jurisdiction of the provincial and federal courts of such province.

27.	Exercise of Functions. The rights of the Corporation as provided in this Agreement may be exercised on behalf of the Corporation only by the Board (excluding you).

28.
Entire Agreement. The terms and conditions of this Agreement are in addition to and not in substitution for the obligations, duties and responsibilities imposed by law on employees of corporations generally, and you agree to comply with such obligations, duties and responsibilities. Except as otherwise provided in this Agreement, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and may only be varied by further written agreement signed by you and the Corporation. This Agreement supersedes any previous communications, understandings and agreements between you and the Corporation regarding your employment. It is acknowledged and agreed that this Agreement is mutually beneficial and is entered into for fresh and valuable consideration with the intent that it shall constitute a legally binding agreement.

29.	Further Assurances. The parties will execute and deliver to each other such further instruments and assurances and do such further acts as may be required to give effect to this Agreement.

30.	Surviving Obligations. Your obligations and covenants under Section 18 (Confidentiality and Assignment of Inventions) and Section 23 (Remedies) shall survive the termination of this Agreement.

31.
Independent Legal Advice. You hereby acknowledge that you have obtained or have had an opportunity to obtain independent legal advice in connection with this Agreement, and further acknowledge that you have read, understand, and agree to be bound by all of the terms and conditions contained herein.

32.
Notice. Any notice or other communication required or contemplated under this Agreement to be given by one party to the other shall be delivered or mailed by prepaid registered post to the party to receive same at the address as set out below:

 If to the Corporation:

Aspreva Pharmaceuticals Corporation
1203 - 4464 Markham St. Victoria BC V8Z 7X8
Attn: Farris, Vaughan, Wills & Murphy
26th Floor, 700 West Georgia Street
Vancouver, BC V7Y 1B3

If to:
Dr Usman Azam
3622 Green ridge Road
Furlong, Pennsylvania, 18925, USA

Any notice delivered shall be deemed to have been given and received on the first business day following the date of delivery. Any notice mailed shall be deemed to have been given and received on the fifth business day following the date it was posted, unless between the time of mailing and actual receipt of the notice there shall be a mail strike, slow-down or other labour dispute which might affect delivery of the notice by mail, then the notice shall be effective only if actually delivered.

33.
Severability. If any provision of this Agreement or any part thereof shall for any reason be held to be invalid or unenforceable in any respect, then such invalid or unenforceable provision or part shall be severable and severed from this Agreement and the other provisions of this Agreement shall remain in effect and be construed as if such invalid or unenforceable provision or part had never been contained herein.

34.
Waiver. Any waiver of any breach or default under this Agreement shall only be effective if in writing signed by the party against whom the waiver is sought to be enforced, and no waiver shall be implied by any other act or conduct or by any indulgence, delay or omission. Any waiver shall only apply to the specific matter waived and only in the specific instance in which it is waived.

35.
Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

If you accept and agree to the foregoing, please confirm your acceptance and agreement by signing the enclosed duplicate copy of this letter where indicated below and by returning it to us. You are urged to consider fully all the above terms and conditions and to obtain, at your expense, independent legal advice or any other advice you feel is necessary before you execute this agreement.

Yours truly,

ASPREVA PHARMACEUTICALS CORPORATION

By:        /s/ Richard Glickman___________________________________
Richard Glickman

Accepted and agreed to by Usman Azam as of the 6th January, 2007

/s/ Usman Azam____________________
Dr. Usman Azam

SCHEDULE A

CONFIDENTIALITY AGREEMENT AND
ASSIGNMENT OF INVENTIONS

ASPREVA PHARMACEUTICALS CORPORATION

PRIVATE AND CONFIDENTIAL

   Dr Usman Azam
3622 Green ridge Road
Furlong, Pennsylvania, 18925, USA

Dear Oz:

The purpose of this letter is to confirm and record the terms of the agreement (the “Agreement”) between you and Aspreva Pharmaceuticals Corporation (“Aspreva”) concerning the terms on which you will (i) receive from and disclose to Aspreva proprietary and confidential information; (ii) agree to keep the information confidential, to protect it from disclosure and to use it only in accordance with the terms of this Agreement; and (iii) assign to Aspreva all rights, including any ownership interest which may arise in all inventions and intellectual property developed or disclosed by you over the course of your work during your employment with Aspreva. The effective date (“Effective Date”) of this Agreement is the date that you start or started working at Aspreva, as indicated in the employment agreement between you and Aspreva dated as of January 3rd, 2007.

In consideration of the offer of employment by Aspreva and the payment by Aspreva to you of the sum of CDN$1.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you and Aspreva hereby agree as follows:

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2.	INTERPRETATION

2.1	Definitions. In this Agreement:

(a)
“Confidential Information”, subject to the exemptions set out in Section 2.8, shall mean any information relating to Aspreva’s Business (as hereinafter defined), whether or not conceived, originated, discovered, or developed in whole or in part by you, that is not generally known to the public or to other persons who are not bound by obligations of confidentiality and:

(i)	from which Aspreva derives economic value, actual or potential, from the information not being generally known; or

(ii)	in respect of which Aspreva otherwise has a legitimate interest in maintaining secrecy;

and which, without limiting the generality of the foregoing, shall include;

(iii)
all proprietary information licensed to, acquired, used or developed by Aspreva in its search and development activities including but not restricted to the development and commercialization of drugs for rare diseases and conditions and orphan drugs as defined by the U.S. Orphan Drug Act, other scientific strategies and concepts, designs, know-how, information, material, formulas, processes, research data and proprietary rights in the nature of copyrights, patents, trademarks, licenses and industrial designs;

(iv)
all information relating to Aspreva’s Business, and to all other aspects of Aspreva’s structure, personnel, and operations, including financial, clinical, regulatory, marketing, advertising and commercial information and strategies, customer lists, compilations, agreements and contractual records and correspondence; programs, devices, concepts, inventions, designs, methods, processes, data, know-how, unique combinations of separate items that is not generally known and items provided or disclosed to Aspreva by third parties subject to restrictions on use or disclosure;

(v)
all know-how relating to Aspreva’s Business including, all biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information, and all applications, registrations, licenses, authorizations, approvals and correspondence submitted to regulatory authorities;

(vi)
all information relating to the businesses of competitors of Aspreva including information relating to competitors’ research and development, intellectual property, operations, financial, clinical, regulatory, marketing, advertising and commercial strategies, that is not generally known;

(vii)	all information provided by Aspreva’s agents, consultants, lawyers, contractors, licensors or licensees to Aspreva and relating to Aspreva’s Business; and

(viii)
all information relating to your compensation and benefits, including your salary, vacation, stock options, rights to continuing education, perquisites, severance notice, rights on termination and all other compensation and benefits, except that you shall be entitled to disclose such information to your bankers, advisors, agents, consultants and other third parties who have a duty of confidence to you and who have a need to know such information in order to provide advice, products or services to you.

(b)
“Inventions” shall mean any and all discoveries, developments, enhancements, improvements, concepts, formulas, processes, ideas, writings, whether or not reduced to practice, industrial and other designs, patents, patent applications, provisional patent applications, continuations, continuations-in-part, substitutions, divisionals, reissues, renewals, re-examinations, extensions, supplementary protection certificates or the like, trade secrets or utility models, copyrights and other forms of intellectual property including all applications, registrations and related foreign applications filed and registrations granted thereon.

(c)
“Work Product” shall mean any and all Inventions and possible Inventions relating to Aspreva’s Business resulting from any work performed by you for Aspreva that you may invent or co-invent during your involvement in any capacity with Aspreva, except those Inventions invented by you entirely on your own time that do not relate to Aspreva’s Business or do not derive from any equipment, supplies, facilities, Confidential Information or other information, gained, directly or indirectly, by you from or through your involvement in any capacity with Aspreva.

(d)
“Aspreva’s Business” shall mean the businesses actually carried on by Aspreva, directly or indirectly, whether under an agreement with or in collaboration with, any other party including but not exclusively, the development and commercialization of drugs for rare diseases and conditions and orphan drugs as defined by the U.S. Orphan Drug Act.

3.	CONFIDENTIALITY

3.1
Basic Obligation of Confidentiality. You hereby acknowledge and agree that in the course of your involvement with Aspreva, Aspreva may disclose to you or you may otherwise have access or be exposed to Confidential Information. Aspreva hereby agrees to provide such access to you and you agree to receive and hold all Confidential Information on the terms and conditions set out in this Agreement. Except as set out in this Agreement, you will keep strictly confidential all Confidential Information and all other information belonging to Aspreva that you acquire, observe or are informed of, directly or indirectly, in connection with your involvement, in any capacity, with Aspreva.

3.2	Fiduciary Capacity. You will be and act toward Aspreva as a fiduciary in respect of the Confidential Information.

3.3
Non-disclosure. Unless Aspreva first gives you written permission to do so under Section 2.7 of this Agreement, you will not at any time, either during or after your involvement in any capacity with Aspreva;

(a)	use or copy Confidential Information or your recollections thereof;

(b)
publish or disclose Confidential Information or your recollections thereof to any person other than to employees of Aspreva who have a need to know such Confidential Information for their work for Aspreva;

(c)	permit or cause any Confidential Information to be used, copied, published, disclosed, translated or adapted except as otherwise expressly permitted by this Agreement;

(d)
permit or cause any Confidential Information to be stored off the premises of Aspreva, including permitting or causing such Information to be stored in electronic format on personal computers, except in accordance with written procedures of Aspreva, as amended from time to time in writing; or

(e)
communicate the Confidential Information or your recollections thereof to another employee of Aspreva in a public place or using methods of communication that are capable of being intercepted (such as unencrypted messages using the internet or cellular phones) or overheard, without the written permission of Aspreva.

3.4
Taking Precautions. You will take all reasonable precautions necessary or prudent to prevent material in your possession or control that contains or refers to Confidential Information from being discovered, used or copied by third parties.

3.5
Aspreva’s Ownership of Confidential Information. As between you and Aspreva, Aspreva shall own all right, title and interest in and to the Confidential Information, whether or not created or developed by you.

3.6
Control of Confidential Information and Return of Information. All physical materials produced or prepared by you containing Confidential Information, including, without limitation, biological material, chemical entities, test results, notes of experiments, computer files, photographs, x-ray film, designs, devices, formulas, memoranda, drawings, plans, prototypes, samples, accounts, reports, financial statements, estimates and materials prepared in the course of your responsibilities to or for the benefit of Aspreva, shall belong to Aspreva, and you will promptly turn over to Aspreva’s possession every original and copy of any and all such items in your possession or control upon request by Aspreva. You shall not permit or cause any physical materials to be stored off the premises of Aspreva, unless in accordance with written procedures of Aspreva, as amended from time to time in writing. You shall not transfer any biological material to another person outside of Aspreva, unless a material transfer agreement has been signed by both Aspreva and the other party. You shall not accept any biological material from another person outside of Aspreva, unless in accordance with written procedures of Aspreva, as amended from time to time in writing.

3.7	Purpose of Use. You will use Confidential Information only for purposes authorised or directed by Aspreva.

3.8	Exemptions. Your obligation of confidentiality under this Agreement will not apply to any of the following:

(a)	information that is already known to you, though not due to a prior disclosure by Aspreva or by a person who obtained knowledge of the information, directly or indirectly, from Aspreva;

(b)
information disclosed to you by another person who is not obliged to maintain the confidentiality of that information and who did not obtain knowledge of the information, directly or indirectly, from Aspreva;

(c)	information that is developed by you independently of Confidential Information received from Aspreva and such independent development can be documented by you;

(d)	other particular information or material which Aspreva expressly exempts by written instrument signed by Aspreva;

(e)	information or material that is in the public domain through no fault of your own; and

(f)	information or material that you are obligated by law to disclose, to the extent of such obligation, provided that:

(g)
in the event that you are required to disclose such information or material, then, as soon as you become aware of this obligation to disclose, you will provide Aspreva with prompt written notice so that Aspreva may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement;

(h)	if Aspreva agrees that the disclosure is required by law, it will give you written authorization to disclose the information for the required purposes only;

(i)	if Aspreva does not agree that the disclosure is required by law, this Agreement will continue to apply, except to the extent that a Court of competent jurisdiction orders otherwise; and

(j)
if a protective order or other remedy is not obtained or if compliance with this Agreement is waived, you will furnish only that portion of the Confidential Information that is legally required and will exercise all reasonable efforts to obtain confidential treatment of such Confidential Information.

4.	ASSIGNMENT OF INTELLECTUAL PROPERTY RIGHTS

4.1
Notice of Invention. You agree to promptly and fully inform Aspreva of all your Work Product, whether or not patentable, throughout the course of your involvement, in any capacity, with Aspreva, whether or not developed before or after your execution of this Agreement. On your ceasing to be employed by Aspreva for any reason whatsoever, you will immediately deliver up to Aspreva all of your Work Product. You further agree that all of your Work Product shall at all times be the Confidential Information of Aspreva.

4.2
Assignment of Rights. Subject only to those exceptions set out in Exhibit A hereto, you will assign, and do hereby assign, to Aspreva or, at the option of Aspreva and upon notice from Aspreva, to Aspreva’s designee, your entire right, title and interest in and to all of your Work Product during your involvement, in any capacity, with Aspreva and all other rights and interests of a proprietary nature in and associated with your Work Product, including all patents, patent applications filed and other registrations granted thereon. To the extent that you retain or acquire legal title to any such rights and interests, you hereby declare and confirm that such legal title is and will be held by you only as trustee and agent for Aspreva. You agree that Aspreva’s rights hereunder shall attach to all of your Work Product, notwithstanding that it may be perfected or reduced to specific form after you have terminated your relationship with Aspreva. You further agree that Aspreva’s rights hereunder are worldwide rights and are not limited to Canada, but shall extend to every country of the world.

4.3
Moral Rights. Without limiting the foregoing, you irrevocably waive any and all moral rights arising under the Copyright Act (Canada), as amended, or any successor legislation of similar force and effect or similar legislation in other applicable jurisdictions or at common law that you may have with respect to your Work Product, and agree never to assert any moral rights which you may have in your Work Product, including, without limitation, the right to the integrity of such Work Product, the right to be associated with the Work Product, the right to restrain or claim damages for any distortion, mutilation or other modification or enhancement of the Work Product and the right to restrain the use or reproduction of the Work Product in any context and in connection with any product, service, cause or institution, and you further confirm that Aspreva may use or alter any such Work Product as Aspreva sees fits in its absolute discretion.

4.4
Goodwill. You hereby agree that all goodwill you have established or may establish with clients, customers, suppliers, principals, shareholders, investors, collaborators, strategic partners, licensees, contacts or prospects of Aspreva relating to the business or affairs of Aspreva (or of its partners, subsidiaries or affiliates), both before and after the Effective Date, shall, as between you and Aspreva, be and remain the property of Aspreva exclusively, for Aspreva to use, alter, vary, adapt and exploit as Aspreva shall determine in its discretion.

4.5	Assistance. You hereby agree to reasonably assist Aspreva, at Aspreva’s request and expense, in:

(a)
making patent applications for your Work Product, including instructions to lawyers and/or patent agents as to the characteristics of your Work Product in sufficient detail to enable the preparation of a suitable patent specification, to execute all formal documentation incidental to an application for letters patent and to execute assignment documents in favour of Aspreva for such applications;

(b)	making applications for all other forms of intellectual property registration relating to your Work Product;

(c)	prosecuting and maintaining the patent applications and other intellectual property relating to your Work Product; and

(d)	registering, maintaining and enforcing the patents and other intellectual property registrations relating to your Work Product.

4.6
Assistance with Proceedings. You further agree to reasonably assist Aspreva, at Aspreva’s request and expense, in connection with any defence to an allegation of infringement of another person’s intellectual property rights, claim of invalidity of another person’s intellectual property rights, opposition to, or intervention regarding, an application for letters patent, copyright or trademark or other proceedings relating to intellectual property or applications for registration thereof.

5.	GENERAL

5.1
Term and Duration of Obligation. The term of this Agreement is from the Effective Date and terminates on the date that you are no longer working at or for Aspreva. Except as otherwise agreed in a written instrument signed by Aspreva, Article 2 shall survive the termination of this Agreement, including your obligations of confidentiality and to return Confidential Information, and shall endure, with respect to each item of Confidential Information, for so long as those items fall within the definition of Confidential Information. Sections 1.1, 3.2, 3.3, 3.4, 3.5, 3.6, 4.1, 4.2, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 4.10, 4.11, 4.12 and 4.13 shall also survive the termination of this Agreement.

5.2	Binding Nature of Agreement. This Agreement is not assignable by you. You agree that this Agreement shall be binding upon your heirs and estate.

5.3
Non-Competition. While you are an employee of Aspreva, you will not provide services to or enter into a contract of employment or service in any capacity for any business which is in any way competitive with Aspreva’s Business without the prior written consent of Aspreva.

5.4
No Conflicting Obligations. You represent and warrant that you will not use or disclose to other persons at Aspreva information that (i) constitutes a trade secret of persons other than Aspreva during your employment at Aspreva, or (ii) which is confidential information owned by another person. You represent and warrant that you have no agreements with or obligations to others with respect to the matters covered by this Agreement or concerning the Confidential Information that are in conflict with anything in this Agreement.

5.5
Equitable Remedies. You acknowledge and agree that a breach by you of any of your obligations under this Agreement would result in damages to Aspreva that could not be adequately compensated by monetary award. Accordingly, in the event of any such breach by you, in addition to all other remedies available to Aspreva at law or in equity, Aspreva shall be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement, without having to prove damages to the court.

5.6
Publicity. You shall not, without the prior written consent of Aspreva, make or give any public announcements, press releases or statements to the public or the press regarding your Work Product or any Confidential Information.

5.7
Severability. If any covenant or provision of this Agreement or of a section of this Agreement is determined by a court of competent jurisdiction to be void or unenforceable in whole or in part, then such void or unenforceable covenant or provision shall not affect or impair the enforceability or validity of the balance of the section or any other covenant or provision.

5.8
Time of Essence/No Waiver. Time is of the essence hereof and no waiver, delay, indulgence, or failure to act by Aspreva regarding any particular default or omission by you shall affect or impair any of Aspreva’s rights or remedies regarding that or any subsequent default or omission that is not expressly waived in writing, and in all events time shall continue to be of the essence without the necessity of specific reinstatement.

5.9	Further Assurances. The parties will execute and deliver to each other such further instruments and assurances and do such further acts as may be required to give effect to this Agreement.

5.10
Notices. All notices and other communications that are required or permitted by this Agreement must be in writing and shall be hand delivered or sent by express delivery service or certified or registered mail, postage prepaid, or by facsimile transmission (with written confirmation copy by registered first-class mail) to the parties at the addresses indicated below.

If to Aspreva:

Aspreva Pharmaceuticals Corporation
1203 - 4464 Markham St. Victoria BC V8Z 7X8
Attn: Farris, Vaughan, Wills & Murphy
26th Floor, 700 West Georgia Street
Vancouver, BC V7Y 1B3

If to:
   Dr Usman Azam
3622 Green ridge Road
Furlong, Pennsylvania, 18925, USA

Any such notice shall be deemed to have been received on the earlier of the date actually received or the date five (5) days after the same was posted or sent. Either party may change its address or its facsimile number by giving the other party written notice, delivered in accordance with this Section 4.10.

5.11	Amendment. No amendment, modification, supplement or other purported alteration of this Agreement shall be binding unless it is in writing and signed by you and by Aspreva.

5.12
Entire Agreement. This Agreement supersedes all previous dealings, understandings, and expectations of the parties and constitutes the whole agreement with respect to the matters contemplated hereby, and there are no representations, warranties, conditions or collateral agreements between the parties with respect to such transactions except as expressly set out herein.

5.13
Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and applicable laws of Canada and the parties hereto attorn to the exclusive jurisdiction of the provincial and federal courts of such province.

5.14
Independent Legal Advice. You hereby acknowledge that you have obtained or have had an opportunity to obtain independent legal advice in connection with this Agreement, and further acknowledge that you have read, understand, and agree to be bound by all of the terms and conditions contained herein.

Acceptance

If the foregoing terms and conditions are acceptable to you, please indicate your acceptance of and agreement to the terms and conditions of this Agreement by signing below on this letter and on the enclosed copy of this letter in the space provided and by returning the enclosed copy so executed to us. Your execution and delivery to Aspreva of the enclosed copy of this letter will create a binding agreement between us.

Thank you for your cooperation in this matter.

Yours truly,

ASPREVA PHARMACEUTICALS CORPORATION

By:     /s/ Richard Glickman

Accepted and agreed as of the January 3rd, 2007

/s/ David B. Robinson	/s/ Usman Azam
Witness Signature	Signature of employee

David B. Robinson
Witness Name

Physician
Occupation

8 Chukka Way
Far Hills, NJ
07931
Address